EXHIBIT 4.2

INCORPORATED UNDER THE LAWS OF THE STATE OF CALIFORNIA

Series B-2 Certificate Number _____	* * Shares

PACIFIC MERCANTILE BANCORP

SERIES B-2 CONVERTIBLE 8.4% NONCUMULATIVE PREFERRED STOCK

THIS CERTIFIES THAT                                                                                                                                                             IS THE REGISTERED HOLDER OF                                                          (**)------ SHARES OF SERIES B-2 CONVERTIBLE 8.4% NONCUMULATIVE PREFERRED STOCK OF

PACIFIC MERCANTILE BANCORP

HEREINAFTER DESIGNATED “THE CORPORATION,” TRANSFERABLE ON THE SHARE REGISTER OF THE CORPORATION UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED OR ASSIGNED.

A STATEMENT OF THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS GRANTED TO OR IMPOSED UPON THE RESPECTIVE CLASSES AND SERIES OF SHARES OF STOCK OF THE CORPORATION AND UPON THE HOLDERS THEREOF MAY BE OBTAINED BY ANY SHAREHOLDER, UPON REQUEST AND WITHOUT CHARGE, AT THE PRINCIPAL OFFICE OF THE CORPORATION.

THE SHARES REPRESENTED HEREBY ARE RESTRICTED AS TO TRANSFER AS DESCRIBED OR SET FORTH ON THE REVERSE SIDE HEREOF.

WITNESS the seal of the Corporation and the signatures of its duly authorized officers this __ day of                      ,          .

Secretary	President

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.